Exhibit 5.1

STROOCK
180 Maiden Lane
New York, NY 10038

May 26, 2016

The Ultimate Software Group, Inc.
2000 Ultimate Way
Weston, FL 33326

Ladies and Gentlemen:

We have acted as counsel to The Ultimate Software Group, Inc., a Delaware corporation (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the proposed issuance of up to an additional 1,090,000 shares (plus any additional shares of Common Stock (as defined below) that may be issued pursuant to adjustment provisions of the Plan (as defined below)) (the “Shares”) of Common Stock, $0.01 par value (the “Common Stock”) of the Company, pursuant to The Ultimate Software Group, Inc. Amended and Restated 2005 Equity and Incentive Plan, as amended, effective as of May 16, 2016 (the “Plan”).

As such counsel, we have examined copies of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, each as amended to the date hereof, the Registration Statement, the Plan and originals or copies of such other corporate minutes, records, agreements and other instruments of the Company, certificates of public officials and other documents and have made such examinations of law, as we have deemed necessary to form the basis for the opinion hereinafter expressed. In our examination of such materials, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to such opinion, we have relied, to the extent we deemed appropriate, upon representations, statements and certificates of officers and representatives of the Company and others.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York and we do not purport to be experts on, or to express any opinion herein concerning, any law other than the laws of the State of New York, the General Corporation Law of the State of Delaware or the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance thereof under the circumstances contemplated by the Registration Statement and in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

The foregoing opinion is rendered as of the date hereof, and we assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Stroock & Stroock & Lavan LLP

STROOCK & STROOCK & LAVAN LLP